UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 20, 2016

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50307	13-3711155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7005 Southfront Road Livermore, CA		94551
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 290-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 20, 2016, the Board of Directors of FormFactor, Inc., a Delaware corporation (“FormFactor”), adopted Amended and Restated By-laws (the “Amended Bylaws”) of FormFactor. The changes in the Amended Bylaws include the following:

Majority Voting Standard

•	The Amended Bylaws provide that a director nominee shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election, provided that in a contested election, directors shall be elected by a plurality of the votes cast.

Advance Notice of Stockholder Business and Nominations

•	Clarification Regarding What Business May be Conducted at Special Meetings. The Amended Bylaws clarify that the only business that may be considered at such meetings is that stated in the notice of meeting. FormFactor believes that the prior bylaws would have been interpreted in a similar manner.

•	Expanded Disclosures Regarding Persons Making Proposals or Nominations. Under the Amended Bylaws, any person submitting a proposal or nomination for consideration at a meeting is required to disclose, with respect to itself and any of its affiliates and associates (i) the class and number of shares owned, (ii) any derivative, swap or other transaction giving that party economic risk similar to ownership in FormFactor; (iii) any proxy, agreement or relationship that confers a right to vote any shares of FormFactor; (iv) any agreement or relationship engaged in to increase or decrease the level of risk to, or the voting power of, the proposing persons with respect to the shares of FormFactor; (v) any rights to dividends on FormFactor’s shares that are separated or separable from the underlying shares; (vi) any performance-related fees to which the proposing persons are entitled based on the increase or decrease in the value of any shares of FormFactor; and (vii) any other information relating to the proposing persons that would be required to be disclosed in a proxy statement filed under Section 14 of Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

•	Expanded Disclosures Regarding Director Nominees. Schedule 14A under the Exchange Act requires that, in connection with soliciting proxies for election of directors, a corporation disclose certain financial and other relationships between the corporation and its directors and executive officers. The Amended Bylaws require disclosure of substantially similar financial and other relationships between the proponent and its director nominees, as if the proponent were FormFactor and the director nominee were a director. The Amended Bylaws also require disclosure of the same information about a proposed director nominee that would be required if the director nominee were submitting a proposal.

•	Expanded Disclosures Regarding Proposed Business. The prior bylaws required a stockholder to provide a brief description of the proposed business, including the reasons for conducting the business, the text of the proposal and any material interest which a proposing person may have in the business. The Amended Bylaws also require a reasonably detailed description of all agreements, arrangements, and understandings between proposing persons and other parties in connection with the proposed business.

•	Requirement to Update and Supplement Disclosures. The Amended Bylaws require that the additional disclosures summarized above be updated and supplemented, if necessary, so that they are accurate as of the record date for a meeting and as of shortly prior to the meeting.

•	Distinguish Proposals under Rule 14a-8. The Amended Bylaws provide that the notice and disclosure requirements are expressly intended to apply to proposals or nominations that are not made pursuant to Rule 14a-8 under the Exchange Act.

Exclusive Forum

•	The Amended Bylaws include an exclusive forum clause designating Delaware state court (or in the absence of state court jurisdiction, a federal court sitting in Delaware) as the exclusive forum for stockholder derivative actions, breach of fiduciary duty claims and other claims relating to Delaware corporate law.

Other Changes

•	The Amended Bylaws also:

(i) expressly provide that remote communication in stockholder meetings meets the requirements for quorum and voting;

(ii) expressly provide that a stockholder who waives notice of a meeting shall be bound by the proceedings of such meeting;

(iii) expressly provide that a director who ceases to serve on the Board of Directors automatically would cease to be a member of any committees of the Board of Directors;

(iv) expressly provide for a majority of directors to adjourn a meeting whether or not quorum is present;

(v) clarify director compensation fees;

(vi) clarify that Vice Presidents need not be officers; and

(vii) clarify the powers of the chairman of stockholder meetings.

The foregoing description of changes to the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the Amended Bylaws, a copy of which is filed as Exhibit 3.2 hereto, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.2	Amended and Restated By-laws of FormFactor, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.

Date: July 22, 2016	By:	/s/ Jason Cohen
	Name:	Jason Cohen
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.2	Amended and Restated By-laws of FormFactor, Inc.